ENGLISH TRANSLATION OF MORTGAGE
CONTRACT OF MAXIMUM AMOUNT

Mortgagee: Shenzhen Anlian Branch of China Merchants Bank ("Party A")

Address: 1F Anlian Building, No 2222 Jitian Rd, Shenzhen, Guandong Province
Legal Representative (Person-in-charge): Yuxuan Yan    Position: President

Mortgagor: Winner Industries (Shenzhen) Co., Ltd.  ("Party B")

Address: Winner Industrial Park, Bulong Road Longhua Town, Shenzhen City
Legal Representative: Jianquan Li    Position: Board Chairman

Whereas:

Party A and Party B, being the Facility Applicant, have entered into a Credit Facility Agreement (Contract No.: Year 2006 She Zi No. 0006475001) on July 27 2006, pursuant to which Party A agrees to grant to Party B a comprehensive facility of up to RMB 40,000,000 yuan (the “Facility”) during the term of the Facility commencing from the August 15, 2006 to August 15, 2007 (the “Availability Period”).

Party B is willing to place a mortgage on the property to which it has title or of which it is rightfully entitled to dispose for the purpose of securing the full payment of all the debts owed to Party A by Party B under the Credit Facility Agreement on time. Upon examinations, Party A agrees to accept such property as security. Parties A and B, after negotiations on the basis of equality, hereby enter into this Contract subject to the following terms and in accordance with the relevant laws and regulations:

1.	SECURITY OFFERED BY PARTY B

Details in security list

2.	MORTGAGE FOR MAXIMUM AMOUNT OF THE FACILITY

2.1
The Facility referred to herein shall mean the maximum extent of facility which Party A will grant to Party B during the Availability Period in respect of on-balance-sheet transactions such as continuing and revolving loans, trade financing and discount of bills (collectively referred to as the “Loans”) and off-balance-sheet transactions such as acceptance of commercial draft, opening of letters of credit and issue of confirmations pursuant to the Credit Facility Agreement.

2.2
During the Availability Period, Party A may separately release the Loans or provide other facilities under the Facility to Party B. Party B may utilize the Facility available in various forms in a revolving manner. The details of each provision of the Loans or other facilities such as the amounts, periods and specific purposes shall be prescribed in the respective loan contracts, certificates of indebtedness or contracts for granting other facilities. Any of the above transactions may end on a date later than the expiry date of the Availability Period and both parties shall not raise any objection thereto.

2.3
If any of the Loans or other facilities advanced to Party B by Party A under the Facility Agreement remains outstanding upon the expiry of the Availability Period, Party B shall guarantee the repayment of the same to the extent of the Facility by way of the security it has offered.

2.4
Regarding the Facility provided by Party A to Party B by ways of acceptance of commercial draft, opening of letters of credit, issue of confirmations and so forth during the Availability Period, Party B shall guarantee the repayment of all the debts incurred by Party B (including but not limited to the principal and interest of the advances made by Party A and relevant expenses) by way of the security it has offered notwithstanding that Party A has not made any advances upon the expiry of the Availability Period.

2.5
The guarantee given by Party B for the Facility by way of the security it has offered shall remain effective if Party A demands early payment from Party B in accordance with the Credit Facility Agreement and the respective specific contracts before the expiry of the Availability Period.

3.	COVERAGE OF THE MORTGAGE

3.1
The mortgage constituted hereunder shall cover the outstanding principal of the Loans or other facilities advanced to Party B by Party A in accordance with the Credit Facility Agreement (up to the extent of the Facility of RMB 25,000,000) and interest thereon, default interest, default payments and all other relevant expenses such as those arising from the enforcement of the security, including but not limited to the following:

3.1.1
the outstanding principal of the Loans advanced by Party A pursuant to the respective loan contracts or certificates of indebtedness concluded under the Credit Facility Agreement and interest thereon, default interest, default payments and relevant expenses;

3.1.2
the outstanding principal of the advances made to Party B by Party A in fulfilling its obligations of making payment in respect of the commercial draft, letters of credit and confirmations under the Credit Facility Agreement and interest thereon, default interest, default payments and relevant expenses;

3.1.3	all expenses accrued to Party A as a result of recovering the debts from and enforcing the security against Party B.

3.2
If the outstanding principal of the Loans or other facilities advanced to Party B by Party A exceeds the extent of the Facility, the exceeding amount shall not fall within the guarantee given by Party B. The guarantee given by Party B shall only cover the outstanding principal of the Loans or other facilities that is within the extent of the Facility, interest thereon, default interest, default payments and other relevant expenses.

4.	INDEPENDENCE OF THE CONTRACT

4.1
This Contract is independent and unconditional. Subject only to the completion of the formalities giving effect to this Contract as provided for in Clauses 6 and 19 hereof, this Contract shall be legally binding on Parties A and B. The validity of this Contract shall not be affected by the validity of the Credit Facility Agreement and the respective specific contracts and by any agreements or documents entered into between Party B and any entity. Nor shall it be altered as a result of fraud, reorganization, winding up, dissolution, liquidation, bankruptcy or whatever on the part of Party B.

4.2
The guarantee given by Party B hereunder shall not be affected if Party A stops releasing the unutilized portion of the Loans and/or other facilities to Party B and declares that the loan advanced shall be immediately due and payable or makes claims for the same pursuant to the Credit Facility Agreement.

5.	CUSTODY AND OBLIGATIONS IN RESPECT OF THE SECURITY AND DOCUMENTS OF TITLE TO OR RIGHTS OVER THE SECURITY

5.1
During the term of the mortgage, the security shall be placed in custody of Party B or its attorney. Party B and its attorney shall keep the security in safe custody, be responsible for the maintenance and repair of the security and keeping the security in good order and condition, and at any time allow Party A to examine the security.

The term of the mortgage shall mean the period commencing from the effective date of this Contract and ending on the date on which the principal and interest of the Facility and all other relevant expenses under the Credit Facility Agreement are paid off.

5.2
During the term of the mortgage, Party B shall refrain from any acts that are likely to depreciate the value of the security. Should Party B commit such act, Party A shall be entitled to demand Party B to stop doing such act and restore the value of the security or provide additional security approved by Party A. Expenses arising from restoration of the value of the security or creation of new security shall be borne by Party B.

5.3
During the term of the mortgage, Party B shall deliver to Party A the documents of title to or rights over the security and other relevant certifying documents. Party A shall keep such documents in safe custody or it shall bear the costs of replacement of the documents damaged or lost due to improper custody on the part of Party A.

6.	REGISTRATION OF SECURITY

Parties A and B shall deliver this Contract and the relevant materials to the registration authority for registration of the security within 15 days from the execution date of this Contract.

7.	INSURANCE

7.1
Party B shall keep the security insured against such risks as Party A may require with Shenzhen Branch of China Pacific Property Insurance Co., Ltd., the insurer designated by Party A, for an amount not less than the full replacement cost thereof. The insurance policy shall be placed in the custody of Party A who shall be named as the first beneficiary therein. The insurance shall be maintained in full force and effect beyond the Availability Period agreed in the Credit Facility Agreement. Whenever the Availability Period is extended, Party B shall go through the formalities to extend the term of the insurance. In case of any damages to the security insured, Party A shall be given priority to recover the principal and interest of the Loans and the advances and all other relevant expenses under the Credit Facility Agreement out of the insurance indemnity.

7.2
Party B shall extend the term of the insurance on the security if it fails to pay off all its debts under the Credit Facility Agreement upon the expiry of the Availability Period notwithstanding that the Availability Period has not been extended. If Party B fails to extend the term of the insurance on the security, Party A is entitled to do so on behalf of Party B and the expenses arising therefrom shall be borne by Party B.

8.	LIMITATIONS ON DISPOSAL OF THE SECURITY DURING THE TERM OF THE MORTGAGE

8.1
During the term of the mortgage, Party B shall not transfer the security hereunder by ways of sale, exchange, gift or whatever without authorization. If Party B is required to transfer the security hereunder for consideration, it shall be subject to the following conditions:

8.1.1	Party B shall obtain written consent from Party A and inform the transferee of the mortgage placed on the security to be transferred, otherwise the transfer shall be null and void;

8.1.2
Party B shall, on demand of Party A, provide additional security if the security will be transferred at a price far less than its value and the proceeds from such transfer are insufficient to cover the Facility and all other expenses in full; and no such transfer shall be effected if Party B fails to do so;

8.1.3
The proceeds from the transfer of the security shall be deposited directly in the bank account designated by Party A for the purpose of payment or early payment of the principal and interest of all the Loans or advances and all other relevant expenses under the Credit Facility Agreement. After Party B has deposited the full amount of the proceeds from the transfer of the security in the bank account designated by Party A, Party A may assist Party B to cancel the registration of the security and return to Party B the documents of title to or rights over the security.

8.2	Without prior written consent from Party A, Party B shall not transfer, lease out, place a second mortgage on the security hereunder or dispose of the security hereunder in any other improper manner.

9.	All expenses in connection with matters such as insurance, notarization and registration hereunder shall be borne by Party B.

10.
Once this Contract has taken into effect, neither party shall modify or terminate this Contract without prior consent of the other party. This Contract shall only be modified or terminated upon a written agreement between the two parties through negotiations. All provisions hereof shall remain in force until the said written agreement has been reached.

11.
If Party B undergoes division or amalgamation during the continuance of this Contract, the organization(s) so formed thereafter shall be jointly or severally liable for Party B’s obligations hereunder. In the event that Party B is declared dissolved or bankrupt, Party A shall be entitled to dispose of the security prior to the expiry of this Contract.

12.	Party A may dispose of the security in accordance with the law upon occurrence of any of the following events:

12.1
any of the events of default specified in Clause 10.1 of the Credit Facility Agreement occurs on the part of Party B and Party A exercises the right of recourse pursuant to the Credit Facility Agreement and the respective specific contracts;

12.2
any of the events of default specified in Clause 10.3 of the Credit Facility Agreement occurs on the part of Party B, or Party B fails to perform its obligations hereunder, constituting default under the provisions hereof;

12.3	Party B dies without appointing a successor or beneficiary;

12.4	Party B’s successor or beneficiary waives its right of succession or to gift, and refuses to undertake the obligation to pay the principal and interest of loans;

12.5	Party B winds up its business, has its business licence revoked or cancelled, has filed or been presented the bankruptcy or dissolution petition and so forth;

12.6	the occurrence of any other matters that would jeopardize the enforcement of claims under the Credit Facility Agreement.

13.	LIABILITY FOR DEFAULT

13.1
If Party B violates Clause 5 hereof and fails to maintain and manage the security properly, resulting in depreciation of the value of the security, or Party B commits any acts that jeopardize the security directly, resulting in depreciation of the value of the security, and refuses to restore the value of the security as required by Party A or provide additional security acceptable to Party A, Party A shall be entitled to dispose of the security lawfully before the expiry of this Contract.

13.2
If Party B violates Clause 8 hereof and disposes of the security without authorization, such disposal shall be null and void. Party A shall be entitled to require Party B to stop doing such tortious act immediately, restore the original security and, where the actual circumstances so require, provide other security acceptable to Party A, or Party A shall be entitled to dispose of the security lawfully before the expiry of this Contract.

13.3
If Party B conceals the fact that the security is jointly owned, in dispute, attached, distrained, leased out or in mortgage, or the fact that Party B has no title to and right of disposition over the security, Party B shall be liable for the economic losses so incurred to Party A.

13.4
If Party B fails to provide additional security on demand of Party A, Party B shall pay to Party A a default payment equivalent to 10 % of the Facility under the Credit Facility Agreement. Moreover, Party B shall indemnify Party A against any economic loss arising therefrom.

14.
If the security is attached or distrained by a People’s court as a result of Party A's application for enforcement of its right to the security hereunder due to the fact that the principal and interest of the Loans and advances and all other relevant expenses owed to Party A by Party B have not been paid on time upon expiry of the Availability Period, Party A shall be entitled to, from the date of such attachment or distraint, receive the natural yields derived from the security and the legal yields payable to Party B in respect of the security.

15.	ENFORCEMENT OF SECURITY

15.1	Upon occurrence of any one or more of the events prescribed in Clauses 12 hereof, the right to the security may be enforced in the following ways:

15.1.1	the security may be converted into money directly or put up for auction or sale according to the agreement entered into between Parties A and B;

15.1.2	the security may be disposed of in such manner as stipulated in law.

15.2
Party A shall be given priority to have its claims satisfied with the proceeds from the above-mentioned disposal of the security. Any excess of the proceeds over the total of the principal and interest of the Loans and advances and all other relevant expenses owed by Party B under the Credit Facility Agreement, shall be vested in Party B. In case of deficiency, Party A shall exercise the right of recourse to recover the deficit.

16.	LAPSE OF RIGHT TO THE SECURITY

If the principal and interest of the Loans and advances owed by Party B under the Credit Facility Agreement have been paid off on time upon expiry of the Availability Period, Party A’s right to the security shall lapse automatically. Party A shall return to Party B the documents of title or rights or certifying documents and the insurance policies of the security which are in its custody. Party A may, at the request of Party B, assist Party B to cancel the registration of the security.

17.
During the continuance of this Contract, no relaxation, forbearance or indulgence by Party A in enforcing any of its interests or rights under the Credit Facility Agreement against any events of default or delay of Party B shall prejudice, affect or restrict Party A’s interests and rights as creditor under the relevant laws and regulations and this Contract, nor shall it operate as a waiver of Party A’s rights to take actions against existing or future defaults.

18.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

18.1	The execution, construction and settlement of disputes of this Contract shall be governed by the laws of the People’s Republic of China.

18.2
Any dispute between Parties A and B in connection with the performance of this Contract may be settled by the two parties through negotiations. In case no settlement can be reached through negotiations, any of the Parties may submit the dispute to the People’s court of the territory where Party A is located.

19.	EFFECTIVENESS OF THE MORTGAGE CONTRACT

This Contract shall take effect from the date on which the registration of the security comes into force upon affixing the signatures and official seals by the authorized signatories of the two parties. This Contract shall remain effective until the date on which the principal and interest of all the Loans and advances and all other expenses owed to Party A by Party B under the Credit Facility Agreement are settled in full.

20.	This Contract is executed in 3 counterparts. Party A, Party B and the registration authority each holds one thereof.

PARTY A: (OFFICIAL SEAL) Shenzhen Anlian Branch of China Merchants Bank

AUTHORIZED SIGNATORY: Yuxuan Yan: /s/ Yuxuan Yan

PARTY B: (OFFICIAL SEAL) Winner Industries (Shenzhen) Co., Ltd.

AUTHORIZED SIGNATORY: Jianquan Li: /s/ Jianquan Li

DATE: July 28, 2006